Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (the “Agreement”) is made, as of the Effective Date (as defined herein), by and between DAVID NORTH and BYRNA TECHNOLOGIES, INC. (the “Company”). For the purpose of this Agreement, your final date of employment with the Company shall be July 15, 2024 (the “Separation Date”).

1.         Parties. The parties to this Agreement are you (“Employee” or “you”) for yourself, your family and anyone acting for you, and the Company.

2.         Earned Compensation; Business Expenses. As of the Separation Date, you will receive a payment representing your final pay for all earned but unpaid wages earned through and including the Separation Date. All payments are subject to applicable withholdings and deductions. You will also be reimbursed for any authorized reasonable business expenses that you may have incurred, provided that you submit an expense report, and supporting documentation in accordance with the Company’s policies and practices, on, or immediately after, the Separation Date. You receive the earned compensation and reimbursement of business expenses even if you do not sign this Agreement.

3.         Separation Benefits. Provided that Employee: (a) executes this Agreement within twenty-one (21) days; (b) effectuates and does not revoke this Agreement within seven (7) calendar days of executing this Agreement (the “Revocation Period”), (c) agrees and enters into a Consulting Agreement with the Company (the “Consulting Period”); and (d) complies with this Agreement at all times, then Employee shall be entitled to the amounts below, less all required or authorized taxes, withholdings, and deductions. The Company shall:

i.

subject to the effectiveness of this Agreement, and pursuant to the Company’s 2020 Equity Incentive Plan (the “Plan”), extend the exercise rights on all of your outstanding vested options granted to you pursuant to the Incentive Stock Option Award Agreements with grant dates of March 23, 2022 and December 8, 2022, respectively, for a period of twelve (12) months following the date when you cease to serve as either an employee or consultant of the Company;

ii.

subject to the effectiveness of this Agreement, and pursuant to the Plan, amend the terms of the incentive stock options granted to you pursuant to that Incentive Stock Option Agreement with a grant date of March 23, 2022 (the “Rolldown Options”) such that the Rolldown Options shall continue to vest per their terms subject to your continuous service as either an employee or consultant of the Company;

iii.

subject to the effectiveness of this Agreement, and pursuant to the Plan, amend the terms of the incentive stock options granted to you pursuant to that Incentive Stock Option Agreement with a grant date of December 8, 2022 (the “Incentive Stock Options”) such that the Incentive Stock Options shall continue to vest per their terms subject to your continuous service as either an employee or consultant of the Company; and

iv.

subject to the effectiveness of this Agreement, and your remaining employed with the Company through Q2 2024, pay to you a lump sum of $82,500 less applicable deductions and other withholdings, which represents two-quarters of your estimated bonus amount for fiscal year 2024, to be paid within thirty (30) days following the expiration of the Revocation Period.

The benefits set forth in Paragraphs 3(i) through (iv) are referred to collectively as the “Separation Benefits.”

If you:

A.	do not sign this Agreement on or before July 4, 2024;

B.	sign this Agreement on or before July 4, 2024, but revoke your acceptance of this Agreement within the Revocation Period;

C.	do not agree to or enter into the Consulting Agreement with the Company; or

D.	do not comply with the terms of this Agreement;

then you will not be entitled to, and the Company will not be obligated to provide you with, any Separation Benefits. When conditions (A) through (D) above have each been satisfied, the award agreements with respect to the Rolldown Options and Incentive Stock Options shall automatically, without the need for any further agreement or documentation, be deemed to be amended to give effect to the amendments set forth in this Section 3.

4.          Benefit Plans. Your regular coverage under the Company’s benefits plans will end on July 15, 2024. Upon the Separation Date and termination of your benefits, you will have the option of extending that coverage by electing continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). Instead of electing COBRA continuation coverage, you have the option of selecting different health and dental insurance coverage through the Health Insurance Marketplace under the Affordable Care Act. You will receive the COBRA notice and election information even if you do not sign this Agreement. Your participation in all other Company benefits plans in addition to medical, dental, and vision will end on the Separation Date unless they continue by the terms of their respective governing plan documents.

5.         General Release, Waiver and Covenant Not to Sue. Except as specifically set forth in this Agreement, and in consideration and exchange for the Separation Benefits set forth above, and for other good and valuable consideration described herein, you, on behalf of yourself, your heirs, next of kin, executors, administrators, agents, representatives, attorneys and assigns, knowingly and voluntarily forever release and discharge the Company; its past and present affiliates, subsidiaries, board of directors, parent companies, investors, predecessors, successors and assigns; and its and their respective current and former partners, members, owners, shareholders, trustees, officers, directors, employees, attorneys, fiduciaries, insurers, representatives and agents, both individually and in their business capacities (collectively, the “Releasees”) of and from, and waive any rights in and to, all claims, complaints, demands, contracts, grants, lawsuits, causes of action or expenses of any kind (including attorney’s fees and costs), (collectively, “Claims”), whether known or unknown, that you now have or ever had against the Releasees or any of them up to your signing this Agreement, including but not limited to Claims related to or arising from your employment with the Company and/or the termination thereof; Claims arising under common law; Claims for breach of contract and in tort; Claims for unpaid compensation, unpaid bonuses, equity or any employee benefits; Claims for attorney’s fees and costs; and Claims arising under federal, state or local labor law, employment laws and laws prohibiting employment discrimination (based on age, gender, pregnancy, race, religion, color, national origin, ancestry, ethnicity, sexual orientation, disability, genetic information, military or veteran status, gender identity and expression, and other protected classes), including but not limited to: Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1991, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Genetic Information Nondiscrimination Act, the Worker Adjustment and Retraining Notification (“WARN”) Act, Section 1981 of U.S.C. Title 42, the Massachusetts Law Against Discrimination, G.L. c. 151B, the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M each as amended, and all related regulations, rules or orders, and similar federal, state or local statutes, regulations, rules or ordinances. You further agree that you covenant not to sue the Releasees, or any of them, for any Claims described above. For avoidance of doubt, this means that you have released the Releasees from liability from any Claims, and, additionally, separately agree not to commence any legal action for any Claims. You acknowledge that if you bring any legal action against the Releasees or any of them for any Claims, then you will be in breach of this Agreement. You understand that the release contained herein is a GENERAL RELEASE and acknowledge that the Severance Benefits are sufficient consideration for your obligations and release in this Agreement.

a)    Acknowledgements. You acknowledge that you have been paid any and all wages (including all base compensation and, if applicable, any and all overtime, accrued but unused vacation, commissions and bonuses, which are due and payable as of the Notification Date) to which you are or were entitled by virtue of your employment with the Company, and that you are unaware of any facts or circumstances indicating that you may have an outstanding claim for unpaid wages, improper deductions from pay, or any violation of the Fair Labor Standards Act, the Massachusetts Weekly Payment of Wages Act, or any other federal, state or local laws, regulations, rules, ordinances or orders that are related to payment of wages. You acknowledge that you have not suffered an injury in the workplace which has not been reported to the Company and are not aware of any facts or circumstances that would give rise to a claim that you suffered a workplace injury. You acknowledge that you are not aware of any facts or circumstances that would give rise to a claim that you were denied any rights under the Family and Medical Leave Act, the Americans with Disabilities Act, or any other laws, regulations, rules, or ordinances.

b)    Protected Activity. This release does not apply to: (i) your entitlement under ERISA to vested retirement or pension benefits; (ii) enforcement of the terms of this Agreement; (iii) any claims to workers’ compensation benefits; (iv) any claims for unemployment benefits; and (v) any claims that may not be released by applicable law. Also, nothing in this Agreement shall prohibit you from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or with any other federal, state or local government agency, including the National Labor Relations Board (“NLRB”) or from participating in an investigation or proceeding of the EEOC or other federal, state or local government agency, including the NLRB. However, you waive the right to any personal monetary recovery or other personal relief should the EEOC or any other federal, state or local government agency pursue any class or individual charges in part or entirely on your behalf on the basis that any such claims have been fully and completely satisfied by the payments you are receiving under this Agreement.

6.         Time to Consider Agreement; Revocation Period. You must sign this Agreement in order to be eligible to receive the Separation Benefits. You acknowledge that you were advised by the Company to consult an attorney of your choice about this Agreement, including the General Release, Waiver and Covenant Not to Sue in Paragraph 5, above, before signing this Agreement.

a)

Time to Consider. You acknowledge that you have been given at least twenty-one (21) days to review and consider this Agreement and, therefore, you have until July 4, 2024 to sign this Agreement. You may sign it before July 4, 2024, but if you do, then you acknowledge that you: (i) had until July 4, 2024 to consider signing this Agreement; (ii) voluntarily decided to sign it before July 4, 2024 and (iii) waive any time remaining before July 4, 2024. If you choose to negotiate the terms of this Agreement, any such negotiations shall not toll or extend the time to consider this Agreement.

b)

Revocation. If you sign this Agreement on or before July 4, 2024, you will then have seven (7) additional days from the date you sign to revoke your acceptance (“Revocation Period”). If you decide to revoke this Agreement after signing and returning it, you must notify the Company in writing. You can send the written notice by electronic mail or registered mail, but no matter how you send it, the Company must receive your written notice no later than 5:00 p.m. on the seventh (7th) day after you sign this Agreement. Please address your written statement of revocation to:

Sandra Driscoll

Chief People Officer

Byrna Technologies, Inc.

100 Burtt Road, Suite 115

Andover, MA 01810

Email: sandie@byrna.com

Unless you revoke your acceptance within seven (7) days of signing this Agreement, the eighth (8th) day after you sign this Agreement shall be deemed the “Effective Date” of this Agreement.

7.         Non-Disparagement. You agree not to make or provide any derogatory, defamatory or negative statements or information to anyone about the Company and/or its or their affiliates or any of its or their services, products, officers, members, directors or employees, except (a) as permitted in Paragraph 5(b) of this Agreement; or (b) unless required to do so by law or by an order of a court or other forum of competent jurisdiction, in which case you agree to notify the Company promptly of such requirement.

8.         Confidentiality of Agreement. You agree to keep the existence and terms of this Agreement confidential and not to disclose it to anyone, except: (a) as permitted in Paragraph 5(b) of this Agreement; (b) unless required by law or by a court or other forum of competent jurisdiction; or (c) to your spouse, attorney, financial advisors and tax advisors, as long as they agree to keep the existence and terms of this Agreement confidential.

9.         Clawback Policy. Pursuant to the Company’s Clawback Policy and the Clawback Policy Acknowledgement Form executed by you on February 10, 2024, you acknowledge and agree that you remain fully bound by, and subject to, the Clawback Policy and that the Clawback Policy will apply both during and after the Separation Date of this Agreement.

10.         Cooperation. You agree to cooperate fully in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company about which you have knowledge or were involved by virtue of your employment with the Company. You further agree that should you be contacted (directly or indirectly) by any individual or entity about such claim or action, you will promptly notify the Company. The Company will reimburse you for reasonable expenses incurred in the fulfillment of your obligations in this Section 9.

11.         Defend Trade Secrets Act / Whistleblower Immunity. You understand and acknowledge that you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You further understand and acknowledge that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

12.         Return of Company Property. On or before the Separation Date, you agree to return all of the Company’s property, including any building keys, passes, access fobs, external drives, laptops and other computer equipment, corporate credit cards, phones, software, and any other property, and/or information that you may have received, created, or accessed as an employee of the Company, including but not limited to any documents or data stored on any Company device or on any personal device. You agree not to retain, and to return on or before the Separation Date, any copies of any Company property or information, including but not limited to paper documents or items stored in any electronic format, which were made or compiled by you, or made available to you, relating to the Company, its clients or any of them.

13.         Non-Admission. This Agreement shall not be construed in any way to be an admission by the Company, and the Company specifically denies, that it has engaged in any wrongful or unlawful act with respect to you, your employment or the termination of your employment. This Agreement shall not be construed in any way to be an admission by you, and you specifically deny, that you have engaged in any wrongful or unlawful act with respect to your employment.

14.         Breach. You agree that if you breach or threaten to breach the provisions of Paragraphs 5, 7, 8, 9, 10 or 12 of this Agreement, the Company may suffer irreparable harm for which money damages may not be adequate. Therefore, you agree that the Company shall be entitled to seek equitable relief, including a preliminary and permanent injunction. The Company will also be entitled to all other remedies available to it by law.

15.         Entire Agreement; Modification; Successors In Interest. This Agreement constitutes the entire agreement between you and the Company and supersedes all other agreements, whether written or oral, with respect to your employment, its termination and all related matters. This Agreement may only be modified or amended by a written document signed by both parties. This Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns. This Agreement may be executed in duplicate counterparts, each of which shall be treated as an original, and signatures submitted in electronic format shall be considered originals.

16.         Severability Not Construed Against Drafter; Fees. If any part, term or provision of this Agreement is determined to be illegal, invalid or unenforceable, that term or provision will be stricken and the remaining parts, terms or provisions will remain in full force and effect. If any provision of it is found to be unlawful or unenforceable, it shall be deemed narrowed to the extent required to make it lawful and enforceable. This Agreement was negotiated at arms-length and shall not be construed against its drafter as each party participated equally in its drafting. Each party shall be solely responsible for their respective attorney’s fees.

17.         Governing Law and Choice of Forum. This Agreement will be governed by the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. The parties agree to the exclusive jurisdiction of the state courts located in Suffolk County, Massachusetts and the federal courts located in Suffolk County, Massachusetts, and waive any defenses to personal or subject matter jurisdiction of such courts, to any disputes arising from or related to this Agreement or the enforcement of any of its terms. Each party irrevocably waives any objection that it may now have or hereafter have to the laying of venue or any such proceeding in any such court and further waives any claim that any proceeding brought in any such court has been brought in an inconvenient forum. Provided, however, notwithstanding the foregoing, the Company may seek injunctive relief with regard to any breaches by Employee of this Agreement, including, but not limited to, the Non-Disparagement and Confidentiality of Agreement sections of this Agreement in any court with jurisdiction over Employee.

18.         Representations; Voluntary & Knowing Agreement. You represent and agree that: (a) you have carefully read and understand this Agreement and, in particular, the General Release, Waiver and Covenant Not to Sue contained in Paragraph 5 above, and fully understand the final and binding effect of same; (b) you were advised to consult legal counsel before signing this Agreement and have had the opportunity to do so; (c) you are not entitled to the consideration set forth in this Agreement, but for your signing this Agreement; (d) you are signing this Agreement knowingly and voluntarily and for reasons of your own; and (e) the Company has not made any representations inconsistent with the terms of this Agreement.

If you agree to the terms and conditions in this Agreement, you must sign and return a copy of this Agreement to Sandra Driscoll by email so that it is received no later than 5:00pm ET on July 4, 2024.

[Remainder of Page Left Blank Intentionally; Signature Page Follows]

Your signature below reflects your understanding of, and agreement to, the terms and conditions set forth in the Confidential Separation Agreement and General Release.

BYRNA TECHNOLOGIES, INC.	DAVID NORTH
/s/ Bryan Ganz By: Bryan Ganz Its: CEO Date: 6/19/2024	/s/ David North Date: 6/13/2024